EXHIBIT 77H

RIVERSOURCE GLOBAL SERIES, INC.

For RiverSource Global Bond Fund and RiverSource Absolute Return Currency and Income Fund: During the six-month period ended Oct. 31, 2008, each of the Funds served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Portfolio Builder funds, RiverSource Income Builder funds, RiverSource Retirement Plus funds and RiverSource Investments, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of each of the Funds.

For RiverSource Emerging Markets Bond Fund:
During the six-month period ended Oct. 31, 2008, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Income Builder funds, RiverSource Retirement Plus funds and RiverSource Investments, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Threadneedle Global Equity Income Fund and Threadneedle Global Extended Alpha Fund: During the six-month period ended Oct. 31, 2008 RiverSource Investments, LLC through its initial capital investment, was owner of record of more than 25% of the outstanding shares of each of the Funds.